Exhibit 10.1

Scott Levin, Esq.	May 31, 2019

President & CEO

FTD Companies, Inc.

3113 Woodcreek Dr.

Downers Grove, IL 60515

Re:          Agreement for the Provision of Interim Management Services

Dear Scott:

This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC (“APS”), and FTD Companies, Inc. and certain of its affiliates and subsidiaries (the “Company”) for the engagement of APS to provide certain temporary employees to the Company to assist the Company in its restructuring as described below.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions. The Company and APS are each a “party,” and together the “parties.”

The engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company.

Objectives and Tasks

Subject to APS’s (i) internal approval from its Risk Management Committee, (ii) confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with Section 7 of the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, (iii) and a copy of the signed Board of Directors’ resolution (or similar document as required by the Company’s governance documents) as official confirmation of the appointment, APS will provide Mr. Alan Holtz to serve as the Company’s Chief Restructuring Officer (“CRO”), reporting to the Company’s Board of Directors, and Mr. Scott Tandberg to serve as the Company’s Associate Restructuring Officer. Mr. Holtz and Mr. Tandberg, working collaboratively with the senior management team, the Board of Directors, the Company’s counsel and other Company professionals, will perform the ordinary course duties of a CRO, including:

•                  Preparing budgets and 13-week cash forecasts and evaluating variances thereto, as required by the Company’s lenders.

•                  Identifying and implementing near-term cost reduction opportunities.

•                  Implementing operational restructuring initiatives.

•                  Managing vendors, including negotiation of vendor terms.

•                  Overseeing communications with the Company’s various constituencies.

•                  Overseeing the Company’s asset sale process.

•                  Preparing the statement of financial affairs, schedules and other regular reports required by the Bankruptcy Court, as well as a Disclosure Statement and Plan of Reorganization, if applicable.

AP Services, LLC | 909 Third Avenue, 30th Floor  |  New York, NY 10022  |  212.490.2500  |  212.490-1344 fax | alixpartners.com

FTD Companies, Inc.

May 31, 2019

•                  Assisting with the preparation of the Company’s motions to be filed with the Bankruptcy Court (“Motions”) or the Company’s response to Motions filed by other parties-in-interest.

•                  Assisting with the design, negotiation and implementation of a restructuring strategy.

•                  Providing testimony before the Bankruptcy Court on matters that are within the scope of this engagement and within APS’s area of testimonial competencies, if applicable.

•                  Assisting with such other matters as may be requested that fall within APS’s expertise and that are mutually agreeable.

Staffing

APS will provide the Company with the individuals set forth on Exhibit A (“Temporary Staff”), subject to the terms and conditions of this Agreement, with the titles, pay rates and other descriptions set forth therein.

The Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS’s staffing.

Timing, Fees and Retainer

APS will commence this engagement on or about June 3, 2019 after receipt of a copy of the executed Agreement accompanied by the retainer, as set forth on Schedule 1, confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objective and Tasks section and upon the Company’s filing of a Chapter 11 bankruptcy petition.

The Company will promptly apply to the Bankruptcy Court to obtain approval of this Agreement. APS acknowledges that its retention and the terms thereof are subject to Bankruptcy Court approval.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

* * *

FTD Companies, Inc.

May 31, 2019

If these terms meet with your approval, please sign and return a copy of this Agreement and wire transfer the amount to establish the retainer.

We look forward to working with you.

Sincerely yours,

AP SERVICES, LLC

/s/ Alan D. Holtz

Alan D. Holtz
Managing Director

Acknowledged and Agreed to:

FTD COMPANIES, INC.

/s/ Scott Levin

By: Scott Levin

Its: President and CEO

Dated: June 2, 2019

AP Services, LLC

Exhibit A

Temporary Staff

Individuals with Executive Officer Positions

Name	Description	Hourly Rate	Commitment Full[1] or Part[2] Time
Alan Holtz	Chief Restructuring Officer	$1,140	Full Time
Scott Tandberg	Associate Restructuring Officer	$895	Full Time

Additional temporary staff

Name	Description	Hourly Rate	Commitment Full[1] or Part[2] Time
Jason Muscovich	Chapter 11 Reporting	$945	Full Time
Job Chan	Asset Sales	$665	Full Time
Bassaam Fawad	Cash Management	$615	Full Time
J.C. Chang	Cash Management	$565	Full Time

The parties agree that Exhibit A can be amended by AP Services, LLC from time to time to add or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

[1] Full time is defined as substantially full time.

[2] Part time is defined as approximately two to three days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

Schedule 1

Fees and Expenses

1.                     Fees: APS’s fees will be based on the hours spent by APS personnel at APS’s hourly rates, which are:

Managing Director	US$990 — US$1,165
Director	US$685 — US$945
Senior Vice President	US$460 — US$725
Vice President	US$430 — US$600
Consultant/Associate	US$160 — US$435
Paraprofessional	US$285 — US$305

APS reviews and revises its billing rates on January 1 of each year.

2.                     Success Fee: APS does not seek a success fee in connection with this engagement.

3.                     Expenses: In addition to the Fees set forth in this Schedule, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals.

4.                     Break Fee: APS does not seek a break fee in connection with this engagement.

5.                     Retainer: The Company shall pay APS a retainer of US$300,000 to be applied against Fees and expenses as set forth in this Schedule and in accordance with Section 2 of the General Terms and Conditions.

6.                     Payment: APS will submit semi-monthly invoices for services rendered and expenses incurred. All invoices shall be due and payable immediately upon receipt.

Data Protection Schedule

Processing, Personal Data and Data Subjects

In connection with this Agreement, APS will not be receiving any Personal Data subject to the General Data Protection Regulation ((EU) 2016/679) (the “GDPR”) or any applicable legislation implementing any provisions of the GDPR as may be enacted time to time (together the “Data Protection Legislation”).

AP Services, LLC

General Terms and Conditions

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities

The Company will undertake responsibilities as set forth below:

     1.  Provide reliable and accurate detailed information, materials, documentation and

     2.  Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.

APS’s delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management.

Section 2. Retainer, Billing, Payments and Taxes

Retainer. Upon execution of the Agreement, the Company shall promptly pay APS the agreed-upon advance retainer as set forth on Schedule 1. Invoices shall be offset against the retainer. Payments of invoices will be used to replenish the retainer to the agreed-upon amount. Any unearned portion of the retainer will be applied against the final invoice or returned to the Company at the end of the engagement.

Billing and Payments. All payments to be made to APS shall be due and payable upon delivery of invoice via check or wire transfer to APS’s bank account, as shown on the invoice. All amounts invoiced are based on services rendered and expenses incurred to date and are not contingent upon future services or Work Product (as defined below), or the outcome of any case or matter. “Fees,” as used in this Agreement, shall include all amounts payable by the Company to APS in accordance with Schedule 1, including any success fee or break fee, but excluding reimbursable expenses.

Taxes. APS’s fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on APS’s income generally). If APS’s fees are subject to any taxes, such as State sales tax, Goods and Services Tax/Harmonized Sales Tax or Value Added Tax, then APS will include such taxes on its invoices as separate line items.

Section 3. Relationship of the Parties

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Employees of APS will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

APS is not an accounting firm and does not give accounting advice or guidance.  While APS’s work may involve analysis of accounting, business and other related records, this engagement does not constitute an audit in accordance with either generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or any other similar governing body.

APS is not authorized to practice law or provide legal advice.  No services provided under this Agreement are intended to be, nor should be construed to be, legal services.

Section 4. Confidentiality

Subject to Section 13 hereof, each party shall use reasonable efforts, but in no event less effort than it would use to protect its own confidential information, to keep confidential all non-public confidential or proprietary information obtained from the other party during the performance of APS’s services hereunder (the “Confidential Information”), and neither party will disclose any Confidential Information to any other person or entity. “Confidential Information” includes the terms of this Agreement, non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of either party, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS from making such disclosures of Confidential Information that APS reasonably believes are required by law or any regulatory requirement or authority to clear client conflicts. APS may also disclose Confidential Information to its partners, directors, officers, employees, independent contractors and agents who have a need to know the Confidential Information as it relates to the services being provided under this Agreement, provided APS is responsible for any breach of these confidentiality obligations by any such parties. In addition, APS will have the right to disclose to any person that it provided services to the Company or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Company. The obligations of the parties under this Section 4 shall survive the end of any engagement between the parties for a period of three (3) years.

AP Services, LLC

General Terms and Conditions

Work Product (as defined in Section 5) may contain APS proprietary information or other information that is deemed to be Confidential Information for purposes of this Agreement, and the parties may not want to make public. Therefore, the parties acknowledge and agree that (i) all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS in connection with this engagement is intended solely for the benefit and use of the Company in connection with this Agreement, and (ii) no such information shall be used for any other purpose or disseminated to any third parties, or, quoted or referred to with or without attribution to APS at any time in any manner or for any purpose without APS’s prior approval (not to be unreasonably withheld or delayed), except as required by law.  The Company may not rely on any draft or interim Work Product.

Section 5. Intellectual Property

All analyses, final reports, presentation materials, and other work product (other than any Engagement Tools, as defined below) that APS creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Company Confidential Information as defined above. APS may retain copies of the Work Product and any Confidential Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, templates, models, utilities and other intellectual property that APS has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of APS. The Company shall not acquire any interest in the Engagement Tools other than a limited worldwide, perpetual, non-transferable license to use the Engagement Tools to the extent they are contained in the Work Product.

The Company acknowledges and agrees, except as otherwise set forth in this Agreement, that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.

Section 6. Framework of the Engagement

The Company acknowledges that it is retaining APS solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

Section 7. Indemnification and Other Matters

The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “APS Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of APS that is the subject of the Agreement. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel.

In addition to the above indemnification, APS employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise.

APS will notify the Company of receipt of actual notice of commencement of any actual or threatened action, claim, suit, investigation or proceeding (an “Action”) against an APS Party with respect to which indemnity is sought hereunder if the Company is not a party to such Action, provided that the failure to so notify the Company will not relieve the Company from any liability that the Company may have on account of this indemnity or otherwise, except to the extent the Company shall not have otherwise learned of such Action and such failure results in the loss of material defenses.  The Company shall have the right to assume the defense of any such Action, including the employment of counsel reasonably satisfactory to APS. APS shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of APS, unless (i) the Company shall have failed promptly to assume the defense thereof and employ counsel as provided above or (ii) the named parties to any such Action (including impleaded parties) include an Indemnified Person and the Company, and APS shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or in addition to those available to the Company, provided that the Company shall not in any event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel.

The Company shall specifically include and cover APS employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to APS accepting any officer position, the Company shall, at the request of APS, provide APS with a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as APS may reasonably request evidencing the appointment and coverage of the indemnitees. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include APS employees

AP Services, LLC

General Terms and Conditions

and agents under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O insurance policy that will cover APS employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. If APS is unable or unwilling to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.

The Company’s indemnification obligations in this Section 7 shall be primary to, and without allocation against, any similar indemnification obligations that APS may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by APS or otherwise). APS is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against APS is instrumental in procuring such third-party product or service.

Section 8. Governing Law and Arbitration

The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in New York, New York under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing, either party may proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim in connection with (i) the non-payment of Fees or expenses due under this Agreement, or (ii) the non-performance of obligations under Section 7.

In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.

Section 9. Termination and Survival

The Agreement may be terminated at any time upon 30 days’ written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any Fees and expenses due under the provisions of the Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed). Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Additionally, unless the Agreement is terminated by the Company due to APS’s material breach (and such material breach continues after 30 days’ written notice thereof and opportunity to cure) APS shall remain entitled to the success fee(s), if any, that otherwise would be payable during the 12 months after the date of termination of the Agreement.

Sections 2, 4, 5, 7, 8, 9, 10, 11, 12, 13 and 14 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 10. Non-Solicitation of Employees

The Company acknowledges and agrees that APS has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of two years after the final invoice is rendered by APS with respect to this engagement (the “Restrictive Period”), the Company and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of APS’s Managing Directors, Directors, or other employees/ contractors.

If during the Restrictive Period the Company or its affiliates directly or indirectly hires or contracts with any of APS’s Managing Directors, Directors, or other employees/contractors in violation of the preceding paragraph, the Company agrees to pay to APS as liquidated damages and not as a penalty the sum total of: (i) for a Managing Director, $1,000,000; (ii) for a Director, $500,000; and (iii) for any other employee/contractor, $250,000. The Company acknowledges and agrees that liquidated damages in such amounts are (x) fair, reasonable and necessary under the circumstances to reimburse APS for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that APS has made in its Managing Directors, Directors, and other employees/ consultants; and (y) appropriate due to the difficulty of calculating the exact amount and value of that investment.

Section 11. Limitation of Liability

THE  APS PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING OR WILLFUL MISCONDUCT

AP Services, LLC

General Terms and Conditions

ON THE PART OF ANY APS PARTY. THE APS PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE APS PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID TO APS FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE APPLICABLE ADDENDUM) (THE “LIABILITY CAP”). The Liability Cap is the total limit of the APS Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by APS pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the APS Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the APS Parties pursuant to this Agreement exceed the Liability Cap.

Section 12. General

Equitable Remedies. Each party acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of the Agreement. Each party agrees that the non-breaching party shall have the right to seek a restraining order and/or an injunction for any breach of the Agreement. If any provision of the Agreement is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the parties relating to the services to be rendered by APS and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services. The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.

Related Matters. If an APS Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse APS for any professional time and expenses (including reasonable and documented external and internal legal costs and e-discovery costs) incurred to respond to the request, except in cases where an APS Party is a party to the proceeding or the subject of the investigation.

Joint and Several. If more than one party signs this Agreement, the liability of each party shall be joint and several. In addition, in the event more than one entity is included in the definition of Company under this Agreement, the Company shall cause each other entity which is included in the definition of Company to be jointly and severally liable for the Company’s liabilities and obligations set forth in this Agreement.

Third-Party Beneficiaries. The APS Parties shall be third-party beneficiaries with respect to Section 7 hereof.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

     AlixPartners, LLP
     2000 Town Center, Suite 2400
     Southfield, MI 48075
     Attention: General Counsel

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to APS. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.

Section 13. Bankruptcy Related Matters

Notwithstanding any to the contrary in these Terms, in the event the Company files for protection under the U.S. Bankruptcy Code, the following provisions will prevail:

The Company shall promptly apply to the Bankruptcy Court for approval of the Company’s retention of APS under the terms of the Agreement. The form of retention application and proposed order shall be reasonably acceptable to APS. APS shall have no obligation to provide any further services if the Company becomes a debtor under the U.S. Bankruptcy Code unless APS’s retention under the terms of the Agreement is approved by a final order of the Bankruptcy Court reasonably acceptable to APS. The Company shall assist, or cause its counsel to assist, with filing, serving and noticing of papers related to APS’s fee and expense matters.

The Company and APS agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement.

APS will have the right to obtain independent legal counsel to obtain advice with respect to its services under this engagement. The Company will reimburse

AP Services, LLC

General Terms and Conditions

APS’s for the reasonable fees and expenses of such independent legal counsel.

APS acknowledges that, during the pendency of any Bankruptcy Court approved retention, the indemnification provisions and Liability Cap set forth above may be subject to modification as stated within the Bankruptcy Court’s retention order.

Due to the ordinary course and unavoidable reconciliation of fees and submission of expenses immediately prior to, and subsequent to, the date of filing, APS may have incurred but not billed fees and reimbursable expenses which relate to the prepetition period. APS will seek Bankruptcy Court approval to apply the retainer to these amounts.

If APS finds it desirable to augment its consulting staff with independent contractors (an “I/C”) in this case, (i) APS will file, and require the I/C to file, 2014 affidavits indicating that the I/C has reviewed the list of the interested parties in this case, disclosing the I/C’s relationships, if any, with the interested parties and indicating that the I/C is disinterested; (ii) the I/C must remain disinterested during the time that APS is involved in providing services on behalf of the Company; and (iii) the I/C must represent that he/she will not work for the Company or other parties in interest in this case during the time APS is involved in providing services to the Company.  APS’s standard practice is to charge for an I/C’s services at the rate equal to the compensation provided by APS to such I/C.

Section 14. Data Protection

All capitalized terms used in this Section and not otherwise defined in this Agreement shall have the meanings given to them in the General Data Protection Regulation ((EU) 2016/679) (the “GDPR”) and all applicable legislation implementing any provisions of the GDPR as may be enacted from time to time (together the “Data Protection Legislation”).

The parties acknowledge and agree that, in performing services pursuant to this Agreement, APS may from time to time be required to Process certain Personal Data on behalf of the Company.  In such cases: (1) the Company will ensure that it is lawfully permitted to transfer the Personal Data to APS for the purposes of APS performing services under this Agreement; and (2) APS shall (i) act as the Company’s Processor for the purposes of the Data Protection Legislation; (ii) only Process such Personal Data in accordance with the Company’s written instructions (including when making an international transfer of Personal Data) unless required to do so by law; (iii) implement appropriate technical and organisational measures to reasonably protect that Personal Data against unauthorized or unlawful Processing and accidental, unauthorized or unlawful loss, destruction, alteration, damage, disclosure or access; and (iv) obtain commitments from all APS’s personnel who have access to and/or Process such Personal Data to keep such Personal Data confidential.

If APS is Processing Personal Data relating to individuals located in the EU or otherwise subject to the Data Protection Legislation, (x) APS and the Company shall each comply with all relevant provisions of the Data Protection Legislation, and (y) the nature and extent of such Processing shall be set out in the GDPR Data Protection Schedule of this Agreement.  APS shall, in relation to any Personal Data processed by APS in connection with this Agreement: (1) at the Company’s cost, assist the Company in complying with its obligations as the Controller (or as Processor, as the case may be) of the Personal Data, to respond to requests from Data Subjects exercising their rights set out in Articles 12 to 22 of the GDPR; (2) notify the Company without undue delay on becoming aware of a Personal Data Breach; (3) upon termination or expiration of this Agreement, at the written direction of the Company either delete or return any Personal Data and any copies thereof to the Company (except to the extent APS is required by law to retain such Personal Data, and except for Personal Data located on APS’s disaster recovery or backup systems where it will be destroyed upon the normal expiration of the backup files); and (4) maintain appropriate records to demonstrate compliance with this Section.

APS is part of an international business, headquartered in the United States of America (“US”). APS may in the ordinary course of its business, including the performance of the services under this Agreement, transfer Personal Data received outside the US to its US-based affiliates.  APS’s US-based affiliates are certified under the EU-US Privacy Shield framework and any transfer of Personal Data from outside the US to its US-based affiliates will be transferred subject to, and in accordance with, the Privacy Shield requirements.  APS’s entities located in the EU have also entered into standard data protection clauses (in accordance with Article 46.2 (c) of the GDPR) with their non-EU-based affiliates. The Company acknowledges and agrees that APS, as reasonably required for the performance of the services pursuant to this Agreement, be permitted to transfer Personal Data to its affiliates, subject to, and in accordance with, the Privacy Shield requirements and/or the aforementioned standard data protection clauses.  Except as allowed above, APS shall not transfer any Personal Data received in the EU and subject to the Data Protection Legislation outside of the European Economic Area without the prior written consent of the Company.

The Company consents to APS appointing third party Processors of Personal Data under this Agreement.  APS confirms that it will enter into a written agreement with any third-party Processor prior to supplying them with the Personal Data, incorporating terms which are substantially similar to those set forth in this Section.  As between the Company and APS, APS shall remain fully liable for all acts or omissions of any third-party Processor appointed by APS pursuant to this paragraph.